Exhibit 99.1

Contacts:	William H. Kurtz	Robin Yim
	Executive Vice President and Chief Financial Officer	Vice President, Treasurer
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700
FOR IMMEDIATE RELEASE
NOVELLUS SYSTEMS REPORTS FOURTH QUARTER AND YEAR-END RESULTS
SAN JOSE, Calif., January 25, 2006—Novellus Systems, Inc. (Nasdaq: NVLS) today reported net sales and results of operations for its fourth quarter and year ended December 31, 2005. Net sales for the fourth quarter were $332.3 million, down $6.6 million or 2.0 percent from the third quarter 2005 net sales of $338.9 million and down $8.0 million or 2.4 percent from the fourth quarter 2004 net sales of $340.3 million. Net income for the fourth quarter was $23.0 million or $0.17 per diluted share, similar to net income for the third quarter 2005 of $23.4 million or $0.17 per diluted share. Net income for the fourth quarter 2005 decreased by $14.5 million or 38.8 percent from the fourth quarter 2004 net income of $37.5 million or $0.27 per diluted share.
The fourth quarter results reflect net pre-tax restructuring and other charges of $5.9 million. These charges include a pre-tax restructuring of $8.8 million related to the relocation of certain operations activities from Chandler, Arizona to San Jose, California, which was partially offset by a $2.9 million pre-tax reversal of a previously recorded restructuring accrual resulting from a change in estimated sublease income over the remaining lease term. Without the restructuring charges, net income would have been $26.6 million, or $0.20 per diluted share. The third quarter 2005 results included net pre-tax restructuring and other charges of $3.4 million and, within cost of sales, a pre-tax inventory write-down of $5.2 million. Without these charges, the third quarter 2005 net income would have been $28.7 million, or $0.21 per diluted share.
Net sales for the fiscal year 2005 were $1.34 billion, down $16.8 million or 1.2 percent compared with net sales of $1.36 billion in fiscal year 2004. Net income for the year was $110.1 million, or $0.80 per diluted share, compared with the fiscal year 2004 net income of $156.7 million, or $1.06 per diluted share.
The fiscal year 2005 results include net pre-tax restructuring and other charges of $9.2 million and, within cost of sales, a pre-tax inventory write-down of $5.2 million. Without the restructuring charges and inventory write-down, net income for fiscal year 2005 would have been $118.9 million, or $0.86 per diluted share. In comparison, the fiscal year 2004 results include net pre-tax restructuring and other charges of $1.5 million, pre-tax acquired in-process research and development write-offs of $6.1 million, net pre-tax recovery from legal settlements of $2.6 million and the pre-tax reversal of previously accrued royalty payments of $8.1 million. Without these charges and benefits, net income for fiscal year 2004 would have been $156.3 million, or $1.06 per diluted share.

Bookings were $351.0 million in the fourth quarter, up 22.3 percent over third quarter bookings of $286.9 million. Shipments of $316.6 million in the fourth quarter were essentially flat with third quarter 2005 shipments of $316.4 million. Deferred revenue at the end of the quarter was $143.0 million, a decrease of $15.7 million or 9.9 percent from $158.7 million at the end of the third quarter 2005.
The financial measures set forth above, which present net income excluding unusual charges and benefits, revenue on a shipments basis and bookings, are not in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that these non-GAAP financial measures provide further insight into the results of ongoing operations and enhance the comparability of those results to results in prior periods because they assist shareholder understanding of the effects of unusual charges and benefits on the quarter’s and the year’s results.
Cash, cash equivalents, restricted cash and short-term investments as of December 31, 2005 were $789.4 million, a decrease of $90.2 million or 10.3 percent from the third quarter 2005 ending balance of $879.5 million.
“2005 finished with strong bookings momentum in the fourth quarter. We are pleased with this improved momentum on orders which was driven primarily by increased demand from both memory and logic customers,” said Richard S. Hill, chairman and chief executive officer of Novellus Systems, Inc. “We also believe we have reached a low water mark on gross margins in the fourth quarter, and we expect to improve margins and earnings going forward.”
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:
The statement regarding the Company’s expectation that margins and earnings will improve, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements. The forward-looking statements involve risks and uncertainties, including, but not limited to, the Company’s inability to keep cost of services down and ineffective pricing techniques, and other risks indicated in our filings with the Securities and Exchange Commission (SEC). Actual results could differ materially. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our Annual Report on Form 10-K and 10K/A for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q and 10Q/A for the quarters ended October 1, 2005, July 2, 2005 and April 2, 2005, and our Current Reports on Form 8-K.
About Novellus:
Novellus Systems, Inc., an S&P 500 company, manufactures, markets and services advanced deposition, ultraviolet thermal processing (UVTP), surface preparation and chemical mechanical planarization equipment for today’s advanced integrated circuits. Our products are designed for high-volume production of advanced, leading-edge semiconductor devices at the lowest possible cost. Headquartered in San Jose, Calif., with subsidiaries throughout the United States, as well as in the United Kingdom, France, Germany, the Netherlands, Ireland, Italy, Israel, India, China, Japan, Korea, Malaysia, Singapore and Taiwan, we are a publicly traded company on the Nasdaq stock exchange (Nasdaq: NVLS). Additional information about Novellus is available on our home page at www.novellus.com.

NOVELLUS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)	Three Months Ended			Year Ended
(Unaudited)	December 31	October 1	December 31	December 31	December 31
	2005	2005	2004	2005	2004

Net sales	$332,268	$338,878	$340,272	$1,340,471	$1,357,288
Cost of sales	191,767	191,684	170,538	741,345	692,158

Gross profit	140,501	147,194	169,734	599,126	665,130
%	42.3%	43.4%	49.9%	44.7%	49.0%

Operating expenses:
Selling, general and administrative	51,489	53,365	55,439	206,939	194,652
Research and development	60,492	61,263	61,453	247,315	252,083
Restructuring and other charges	5,888	3,361	2,407	9,175	1,484
Acquired in-process research and development	—	—	—	—	6,124
Legal settlement	—	—	—	—	5,400

Total operating expenses	117,869	117,989	119,299	463,429	459,743
%	35.5%	34.8%	35.1%	34.6%	33.9%

Income from operations	22,632	29,205	50,435	135,697	205,387
%	6.8%	8.6%	14.8%	10.1%	15.1%

Other income, net	13,368	2,405	2,433	22,916	17,804

Income before income taxes	36,000	31,610	52,868	158,613	223,191
Provision for income taxes	13,010	8,195	15,332	48,506	66,501

Net income	$22,990	$23,415	$37,536	$110,107	$156,690

Net income per share:
Basic net income per share	$0.17	$0.17	$0.27	$0.80	$1.07

Diluted net income per share	$0.17	$0.17	$0.27	$0.80	$1.06

Shares used in basic per share calculation	133,980	137,848	139,466	137,447	145,956

Shares used in diluted per share calculation	134,752	138,895	140,687	138,423	147,937

NOVELLUS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(EXCLUDING CERTAIN UNUSUAL (CHARGES) BENEFITS)(1)

(In thousands, except per share amounts)	Three Months Ended			Year Ended
(Unaudited)	December 31	October 1	December 31	December 31	December 31
	2005	2005	2004	2005	2004

Net sales	$332,268	$338,878	$340,272	$1,340,471	$1,357,288
Cost of sales	191,767	186,434	170,538	736,095	692,158

Gross profit	140,501	152,444	169,734	604,376	665,130
%	42.3%	45.0%	49.9%	45.1%	49.0%

Operating expenses:
Selling, general and administrative	51,489	53,365	55,439	206,939	202,728
Research and development	60,492	61,263	61,453	247,315	252,083

Total operating expenses	111,981	114,628	116,892	454,254	454,811
%	33.7%	33.8%	34.4%	33.9%	33.5%

Income from operations	28,520	37,816	52,842	150,122	210,319
%	8.6%	11.2%	15.5%	11.2%	15.5%

Other income, net	13,368	2,405	2,433	22,916	9,804

Income before income taxes	41,888	40,221	55,275	173,038	220,123
Provision for income taxes	15,277	11,535	16,030	54,091	63,835

Net income	$26,611	$28,686	$39,245	$118,947	$156,288

Net income per share:
Basic net income per share	$0.20	$0.21	$0.28	$0.87	$1.07

Diluted net income per share	$0.20	$0.21	$0.28	$0.86	$1.06

Shares used in basic per share calculation	133,980	137,848	139,466	137,447	145,956

Shares used in diluted per share calculation	134,752	138,895	140,687	138,423	147,937

A reconciliation of our net income excluding certain unusual charges and benefits to our net income under accounting principles generally accepted in the United States of America is presented below:

Net income excluding unusual
(charges) and benefits	$26,611	$28,686	$39,245	$118,947	$156,288

Unusual (charges) and benefits:
Inventory write-down	—	(5,250)	—	(5,250)	—
Reversal of liability in connection with Applied Materials settlement (included in SG&A)	—	—	—	—	8,076
Restructuring and other charges	(5,888)	(3,361)	(2,407)	(9,175)	(1,484)
Acquired in-process research and development	—	—	—	—	(6,124)
Legal settlement	—	—	—	—	(5,400)
Cash receipt from Applied Materials settlement (included in Other income, net)	—	—	—	—	8,000

Total (charges) and benefits	(5,888)	(8,611)	(2,407)	(14,425)	3,068
Adjustments on provision for income taxes	2,267	3,340	698	5,585	(2,666)

Net income	$22,990	$23,415	$37,536	$110,107	$156,690

(1)	The condensed consolidated statements of operations (excluding certain unusual charges and benefits) are intended to present our operating results, excluding certain unusual charges, benefits and related adjustments on provisions for income taxes. These condensed consolidated statements of operations are not in accordance with or an alternative for accounting principles generally accepted in the United States of America and may be different from similar measures used by other companies.

NOVELLUS SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31	December 31
	2005	2004
	(Unaudited)	*

ASSETS
Current assets:
Cash and short-term investments	$649,240	$587,762
Accounts receivable, net	397,534	395,522
Inventories	193,787	261,046
Deferred taxes and other current assets	125,478	124,994

Total current assets	1,366,039	1,369,324

Property and equipment, net	423,749	476,492
Restricted cash	140,112	176,708
Goodwill	255,584	278,972
Intangible and other assets	107,292	100,336

Total assets	$2,292,776	$2,401,832

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$253,977	$235,020
Deferred profit	68,718	71,216
Income taxes payable	8,425	14,691
Current obligations under lines of credit	15,751	3,103

Total current liabilities	346,871	324,030

Long-term debt	124,858	161,103
Other liabilities	41,764	54,865

Total liabilities	513,493	539,998

Shareholders’ equity:
Common stock	1,393,805	1,456,670
Retained earnings and accumulated other comprehensive income	385,478	405,164

Total shareholders’ equity	1,779,283	1,861,834

Total liabilities and shareholders’ equity	$2,292,776	$2,401,832

*	The December 31, 2004 condensed consolidated balance sheet was derived from our audited consolidated financial statements.